EXHIBIT 99.2

RECYCLING INDUSTRIES, INC. PRIVATE OFFERING DELAYED

(May 14, 1998) ENGLEWOOD, Colorado /PRNewswire/ - Recycling Industries, Inc., (NASDAQ-NMS: RECY-news) a company engaged in the acquisition, consolidation, and operation of metals recycling companies, today announced that, due to market conditions, including recent increases in interest rates, it has delayed its private offering of $250 million aggregate principal amount of Senior notes. Until market conditions improve, the Company intends to continue its acquisition efforts using its current and alternative financing sources which are more favorably priced than the current bond market.

Recycling Industries, Inc. is a rapidly growing consolidator of metals recycling companies providing quality, value-added products and services to its customers. Recycling Industries is actively pursuing the acquisition and integration of metals recycling companies. Based in Englewood, Colorado, the Company owns and operates metals processing facilities in Georgia, Illinois, Iowa, Missouri, Nevada, North Carolina, South Carolina, Texas, Virginia and Wisconsin.

The statements included in this press release concerning management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; disruptions in the Company's operations from acts of God or extended maintenance; transportation difficulties; the termination of previously announced acquisitions; and the unavailability of financing to complete management's plans and objectives, including the completion of previously announced acquisitions.